FREE WRITING PROSPECTUS dated October 11, 2011 to Prospectus Supplement and Prospectus dated February 4, 2010 relating to the Eksportfinans ASA U.S. Medium Term Note Program	Filed pursuant to Rule 433 Registration Statement No. 333-164694

$100,000,000.00 Floating Rate Notes due October 18, 2012

Final Terms and Conditions

Issuer:	Eksportfinans ASA
Issuer Ratings:	The Issuer’s senior debt is currently rated AA (negative outlook) by S&P, and Aa1 (outlook stable) by Moody’s. The Ratings are subject to change during the term of the notes.†
Status:	Senior, unsecured
Issue Size:	USD 100,000,000.00
Pricing Date:	11 October 2011
Issue Date:	18 October 2011
Maturity Date:	18 October 2012
Issue Price:	100.00%
Interest:	1 month USD LIBOR-BBA + 0.18% Payable monthly on an actual/360 adjusted basis.
Interest Payment Date:	Monthly on the 18th, commencing on November 18, 2011.
Interest Rest Date:	The Issue Date and monthly thereafter on each Interest Payment Date.
Interest Determination Dates:	2 London Business Days prior to each Interest Reset Date.
Interest Period:	Monthly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period).
1 month USD LIBOR:	The rate for deposits in U.S. dollars having a designated maturity of 1 month which appears on Reuters Screen Page LIBOR01 as of 11:00 a.m., London time on that Interest Determination Date.
Redemption:	100.00%
Clearing and Settlement:	DTC
Payment Business Days:	London, New York and Oslo Modified Following Business Day Convention
Form:	SEC-registered Medium-Term Notes in minimum denominations and increments of US$100,000.00
Sole Underwriter:	Citigroup Global Markets Inc.
Issuer Program:

Prospectus Supplement and Prospectus dated February 4, 2010 relating to the Eksportfinans ASA U.S. Medium Term Note Program:

http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

CUSIP/ISIN:	28264QV50 / US28264QV507

† A credit rating reflects the creditworthiness of the Issuer in the view of the rating agency and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

EKSPORTFINANS has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-164694) and the other documents Eksportfinans has filed with the SEC for more complete information about Eksportfinans. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.